FORM 3

              U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.

    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person*
     SCHAFFERT                STEVE
     (Last)                   (First)                  (Middle)

                         12837 Pinecrest Road
                              (Street)
     Herndon,                 VA                       20171
     (City)                   (State)                  (Zip)

2.   Date of Event Requiring Statement
     (Month/Day/Year)
     5/11/98

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol
     CUMETRIX DATA SYSTEMS CORP. (Nasdaq "CDSC")

5.   Relationship of Reporting Person to Issuer
     (Check all applicable)
     [ ]      Director
     [ ]      10% Owner
     [X]      Officer (give title below)
     [ ]      Other (specify below)
              Chief Technical Officer

6.   If Amendment, Date of Original
     (Month/Day/Year)

7.   Individual or Joint/Group Filing
     (Check applicable line)
     [X]      Form filed by One Reporting Person
     [ ]      Form filed by More than One Reporting Person


        TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security       2. Amount of   3. Ownership   4. Nature of
   (Instr. 4)              Securities     Form:          Indirect
                           Beneficially   Direct (D)     Beneficial
                           Owned          or Indirect    Ownership
                           (Instr. 4)     (I)            (Instr. 4)
                                          (Instr. 5)


*  If the Form filed by more than one Reporting Person, see Instruction5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Print or Type Responses)

                TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.Title       2.Date Exer-     3.Title and      4.Conver-  5.Owner-    6.Nature
  of            cisable          Amount of        sion or    ship        of In-
  Deri-         and Ex-          Securities       Exercise   Form        direct
  vative        piration         Underlying       Price of   of Deri-    Benefi-
  Security      Date (Month/     Derivative       Deri-      vative      cial
  (Instr.4)     Day/Year)        Security         vative     Security;   Owner-
                                 (Instr.4)        Security   Direct(D)   ship
                                                             or Indi-    (Instr.
                                                             rect(I)     5)
                                                             (Instr.5)
             ----------------------------------
              Date  Expira-    Title  Amount or
              Exer- tion              Number of
              cis-  Date              Shares
              able
-------------------------------------------------------------------------------
Options        *    5/18/08   Common   20,000      $6.125     D
(Rights to                     Stock
Purchase)

Explanation of Responses:

* ONE TWENTY-FOURTH (1/24) OF SUCH OPTIONS, ROUNDED DOWN TO THE NEAREST WHOLE SHARE, SHALL VEST AND BECOME EXERCISABLE ON THE FIRST OF EACH MONTH, BEGINNING JUNE 1, 1998, FOR A PERIOD OF TWENTY THREE (23) MONTHS, WITH ALL REMAINING OPTIONS TO VEST AND BECOME EXERCISABLE MAY 1, 2000.


** Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations.
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/S/STEVE SCHAFFERT                                              5/20/98
-------------------------------                              -------------
**Signature of Reporting Person                                  Date

NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

Page 2
SEC 1473 (8-92)

                          (Print or Type Responses)